Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
May 4, 2020	William S. Marshall	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 285-5390
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports Third-Quarter and First-Nine Months Fiscal 2020 Results

Delivers Double-Digit Sales Growth

Third-Quarter Fiscal 2020 Highlights

•	Total case volume grew 26.4%
•	Net sales increased 49.3% to $7.0 billion
•	Gross profit improved 33.5% to $807.5 million
•	Net loss of $40.2 million
•	Adjusted EBITDA increased 23.6% to $131.1 million[1]
•	Diluted loss per share $0.35
•	Adjusted Diluted Earnings Per Share (“EPS”) increased 38.1% to $0.58[1]

First-Nine Months Fiscal 2020 Highlights

•	Total case volume grew 14.6%
•	Net sales increased 39.5% to $19.3 billion
•	Gross profit improved 23.0% to $2.2 billion
•	Net income declined 64.2% to $37.1 million
•	Adjusted EBITDA increased 26.1% to $401.7 million[1]
•	Diluted EPS declined 65.7% to $0.34
•	Adjusted Diluted EPS increased 27.2% to $1.73 [1]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its third-quarter and first-nine months fiscal 2020 business results.

“The COVID-19 pandemic has brought unique challenges to our industry and Company,” said George Holm, PFG’s Chairman, President & Chief Executive Officer, “and I am very proud of how our associates have responded. PFG is committed to keeping our associates safe and taking actions to support the customers and communities we serve while positioning our business to weather today’s environment and emerge on a strong financial and business footing. We have raised additional capital in both the equity and debt markets to fortify our balance sheet. Our confidence in our current liquidity position allows us to focus our attention on helping our customers and improving our market position for the long term. This is supported by our acquisition of Eby-Brown last year, which puts us in a strong position in the convenience store channel, and the integration of Reinhart, which has continued to progress nicely. While there are still challenges in the days ahead, we are encouraged that since the beginning of the COVID-19 pandemic, the week of March 22nd has represented the low point in our weekly sales level.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Third-Quarter Fiscal 2020 Financial Summary

Total case volume increased 26.4% for the third quarter of fiscal 2020 compared to the prior year period, with an underlying organic decline of 7.2%. Total case volume included Eby-Brown Company, LLC (“Eby-Brown”) and Reinhart Foodservice, LLC (“Reinhart”), a 31.7% increase in independent cases, and growth in Performance Brands cases. Excluding the Reinhart acquisition, independent cases declined 2.7% in the third quarter.

Net sales for the third quarter of fiscal 2020 grew 49.3% to $7.0 billion compared to the prior year period. The increase in net sales was primarily attributable to Eby-Brown and Reinhart and sales growth in Vistar, most notably in the corrections, retail, and hospitality channels. The acquisition of Eby-Brown contributed $1,212.1 million to net sales for the third quarter of fiscal 2020, including $256.9 million related to excise taxes, while the acquisition of Reinhart contributed $1,355.1 million to net sales for the third quarter of fiscal 2020. The increase in net sales also reflects an increase in selling price per case as a result of inflation and mix.  Overall food cost inflation was approximately 2.5%.

Gross profit for the third quarter of fiscal 2020 grew 33.5% to $807.5 million compared to the prior year period. The strong gross profit increase was led by recent acquisitions. Excluding Reinhart, Foodservice sales declined from the prior year period as a result of the current economic environment surrounding the outbreak of COVID-19. Gross margin as a percentage of net sales was 11.5% for the third quarter of fiscal 2020 compared to 12.9% for the prior year period. The gross margin decline reflects Eby-Brown’s lower margins.

Operating expenses rose 51.2% to $824.9 million in the third quarter of fiscal 2020 compared to the prior year period. The increase in operating expenses was primarily due to recent acquisitions, increases in professional fees related to acquisitions and an increase in reserves for expected credit losses due to the current economic environment resulting from COVID-19, partially offset by a decrease in bonus expense.

The third quarter of fiscal 2020 resulted in a net loss of $40.2 million compared to net income of $32.3 million in the prior year period. The decline was primarily a result of the $76.6 million decrease in operating profit and a $18.7 million increase in interest expense, partially offset by a $31.7 million decrease in income tax expense. The effective tax rate for the third quarter of fiscal 2020 was approximately 33.6% compared to 26.1% in the third quarter of fiscal 2019. The effective tax rate for three months ended March 28, 2020 differed from the prior year period due to the increase of non-deductible expenses and discrete items as a percentage of book income, which is significantly lower than the book income for the same period of fiscal 2019.

EBITDA decreased 25.9% to $74.0 million in the third quarter of fiscal 2020 compared to the prior year period. For the quarter, Adjusted EBITDA rose 23.6% to $131.1 million compared to the prior year period.

Diluted loss per share was $0.35 per share in the third quarter of fiscal 2020 compared to diluted EPS of $0.31 per share in the prior year period. Adjusted Diluted EPS increased 38.1% to $0.58 per share in the third quarter of fiscal 2020 over the prior year period.

First-Nine Months Fiscal 2020 Financial Summary

Total case volume increased 14.6% in the first nine months of fiscal 2020 compared to the prior year period, with an underlying organic decline of 0.9%. During the first nine months of fiscal 2020, total independent case volume increased 13.9%. Excluding Reinhart, independent case volume increased 2.6%.

Net sales for the first nine months of fiscal 2020 was $19.3 billion, an increase of 39.5% versus the comparable prior year period. The increase in net sales was primarily attributable to Eby-Brown and Reinhart; sales growth in Vistar, particularly in the corrections, vending, and office coffee service channels; and case growth in Foodservice, particularly in the independent restaurant channel. The acquisition of Eby-Brown contributed $3,846.9 million to net sales for the first nine months of fiscal 2020, including $815.9 million related to tobacco excise taxes, while the acquisition of Reinhart contributed $1,355.1 million to net sales for the first nine months of fiscal 2020.

Gross profit for the first nine months of fiscal 2020 increased 23.0% to $2.2 billion compared to the prior year period. The gross profit increase was led by recent acquisitions, as well as case growth and an improved sales mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel. Gross margin as a percentage of net sales was 11.5% for the first nine months of fiscal 2020 compared to 13.1% for the prior year period. The gross margin decline reflects Eby-Brown’s lower margins.

Operating expenses increased 29.0% to $2.1 billion in the first nine months of fiscal 2020 compared to the prior year period. The increase was primarily due to recent acquisitions, as well as case volume growth and the resulting impact on variable operational expenses. The increase in operating expenses were also driven by increases in professional fees related to acquisitions and an increase in reserves for expected credit losses due to the current economic environment resulting from COVID-19, partially offset by a decrease in bonus expense.

Net income decreased 64.2% to $37.1 million for the first nine months of fiscal 2020 compared to the prior year period. The decline in net income was primarily attributable to a $56.2 million decrease in operating profit along with a $30.8 million increase in interest expense, partially offset by a $28.7 million decrease in income tax expense. The effective tax rate for the first nine months of fiscal 2020 was approximately 7.3% compared to 23.4% for the first nine months of fiscal 2019.

EBITDA increased 3.1% to $304.7 million in the first nine months of fiscal 2020 compared to the prior year period. For the first nine months of fiscal 2020 Adjusted EBITDA increased 26.1% to $401.7 million compared to the prior year period.

Diluted EPS decreased 65.7% to $0.34 per share in the first nine months of fiscal 2020 compared to the prior year period. Adjusted Diluted EPS increased 27.2% to $1.73 per share in the first nine months of fiscal 2020 over the prior year period.

Cash Flow and Capital Spending

In the first nine months of fiscal 2020, PFG generated $17.6 million in cash flow from operating activities. As of March 28, 2020, the Company had a total cash balance of $585.5 million, consisting of borrowings under the ABL Facility and cash generated from operations. The $585.5 million cash balance resulted in $213.7 million outstanding checks in excess of deposits being offset to cash.  Excluding the impact of this offset, cash flows provided by operating activities would have been $231.3 million for the first nine months of fiscal 2020. The remaining decrease in cash flow from operating activities was largely driven by lower operating income and investments in working capital.  For the first nine months of fiscal 2020, PFG invested $101.1 million in capital expenditures, an increase of $8.0 million versus the prior year period.  In the first nine months of fiscal 2020, PFG delivered negative free cash flow of $83.5 million1, a decrease of approximately $250.9 million versus the prior year period. Excluding the impact of the outstanding checks in excess of deposits offset, operating cash flow less capital expenditures, or free cash flow, would have been approximately $130.2 million for the first nine months of fiscal 2020.

Share Repurchase

On November 13, 2018, the Board of Directors of the Company authorized a share repurchase program for up to $250 million of the Company’s outstanding common stock.  During the three months ended March 28, 2020, the Company repurchased 315,100 shares of common stock for a total of $5.0 million or average cost of $15.80 per share. On March 23, 2020, the Company discontinued further repurchases under the plan. As of March 28, 2020, approximately $235.7 million remained available for additional share repurchases.

Third-Quarter Fiscal 2020 Segment Results

Foodservice

Third-quarter net sales for Foodservice increased 30.4% to $4.9 billion compared to the prior year period. Net sales growth was driven by the acquisition of Reinhart, which drove an increase in cases sold and independent case growth of 31.7%. The acquisition of Reinhart contributed $1,355.1 million to net sales for the third quarter of fiscal 2020. For the third quarter of fiscal 2020, independent sales as a percentage of total segment sales was 32.4%.

Third-quarter EBITDA for Foodservice decreased 7.7% to $91.7 million compared to the prior year period. Gross profit increased 31.3% in the third quarter of fiscal 2020 compared to the prior year period as a result of an increase in cases sold due to the Reinhart acquisitions, partially offset by an increase in the inventory reserve of $2.3 million due to COVID-19. Operating expenses excluding depreciation and amortization increased 41.8% compared to the prior year period as a result of the acquisition of Reinhart and an increase in reserves for expected credit losses due to COVID-19.

Vistar

For the third quarter of fiscal 2020, net sales for Vistar increased 129.7% to $2.0 billion compared to the prior year period. This increase was driven by the acquisition of Eby-Brown and strong sales growth in the segment’s corrections, hospitality, and retail channels. The acquisition of Eby-Brown contributed $1,212.1 million to net sales for the third quarter of fiscal 2020, including $256.9 million related to tobacco excise taxes.

Third-quarter EBITDA for Vistar increased 10.0% to $40.7 million versus the prior year period. Gross profit growth of 43.0% for the third quarter of fiscal 2020 compared to the prior year period was fueled by the acquisition of Eby-Brown. Operating expense growth of 56.0% for the third quarter of fiscal 2020 was primarily the result of recent acquisitions and an increase in reserves for expected credit losses due to COVID-19.

M&A Transaction

On December 30, 2019, PFG announced the completion of the acquisition of Reinhart, positioning PFG as one of the largest distributors in the U.S. The addition of Reinhart expands PFG’s geographic reach and scale, enhancing the company’s existing distribution platform and market density. Reinhart brings a diverse customer base, including independent restaurants, and broadens PFG’s offering of proprietary brands.

COVID-19 Actions

The unprecedented impact of COVID-19 has grown throughout the world, including in the United States, and governmental authorities have implemented numerous measures attempting to contain and mitigate the effects of the virus, including travel bans and restrictions, quarantines, shelter in place orders, shutdowns and social distancing requirements. These measures have adversely affected and may further adversely affect the Company’s workforce and operations and the operations of its customers and suppliers. The Company’s distribution centers have experienced instances of reduced operations, including reduced operating hours, and in markets where governments have imposed restrictions on travel outside of the home, or where customers are practicing social distancing, many of our customers, including restaurants, schools, hotels, movie theaters, and business and industry locations, have reduced or discontinued operations, which has and is expected to continue to adversely affect demand in the foodservice industry, including demand for our products and services.

In recent weeks, the Company has taken the following actions to support the customers and communities we serve:

•	Signed agreements with 25 retail partners and shared associates to help keep grocery shelves stocked with food

•	Distributed groceries to approximately 1,275 grocery locations as PFG builds out its distribution capabilities to this channel

•

Supported the restaurant industry by providing online resources and links to assist and guide customers to secure small business loans and access free safety training courses. PFG has produced a webinar series that offers operator insights in the areas of liquidity, employee management and business strategy -- all through the lens of recently passed legislation

•	Continued and expanded our partnerships with local foodbanks to meet the growing food challenges across the country

The Company has also taken the following measures to protect its long-term financial position:

•	Furloughed or eliminated a total of approximately 3,500 positions across the organization

•

Deferred 25% of senior management's base compensation and 25% of board of directors' cash fees for the period commencing on April 6, 2020, through December 31, 2020 or at such time as approved by the Compensation Committee

•	Reduced capital expenditures

•	Drawn $400 million from the $3.0 billion credit facility which was put to cash on the Company's balance sheet

•	Discontinued further purchases under our share repurchase plan

•	Raised $349 million in the equity markets through a common stock offering, before underwriter discounts and fees

•	Raised $275 million in the fixed income market through a bond offering, before discounts and fees

•	Amended our credit agreement to provide for a $110 million 364-day maturity loan that is junior to other obligations

Fiscal 2020 Outlook

Through the beginning of March, PFG was on track to meet the previously disclosed and affirmed expectations for fiscal 2020. However, on March 19, 2020, PFG withdrew its guidance for fiscal 2020 as the macroeconomic environment deteriorated.

However, the Company expects the following for fiscal 2020:

•	Interest expense in a range of approximately $115 million to $120 million;

•	An effective tax rate on operations of approximately 30%;

•	Capital expenditures between $150 million and $180 million, with depreciation in a range of $160 million to $170 million and amortization in a range of $90 million and $100 million.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, May 4, 2020, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 100 distribution facilities, thousands of talented associates and valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 200,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, integration of our acquisition of Reinhart and other non-historical statements, including the statements in the “Fiscal 2020 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 29, 2019 filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2019 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	the impact of COVID-19 on the global markets, the restaurant industry, and our business specifically is currently unknown;
•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation or deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and cost risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portions of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risks that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgments or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;

•	risks relating to federal, state, and local tax rules;
•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness;
•	our ability to raise additional capital;
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting;
•	the possibility that the expected synergies and value creation from the Reinhart acquisition will not be realized or will not be realized within the expected time period; and
•	the risk that, as a result of the recent Reinhart acquisition, the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended March 28, 2020	Three months ended March 30, 2019	Nine Months Ended March 28, 2020	Nine Months Ended March 30, 2019
Net sales	$7,000.7	$4,689.0	$19,312.3	$13,844.4
Cost of goods sold	6,193.2	4,084.3	17,082.2	12,031.5
Gross profit	807.5	604.7	2,230.1	1,812.9
Operating expenses	824.9	545.5	2,103.5	1,630.1
Operating (loss) profit	(17.4)	59.2	126.6	182.8
Other expense, net:
Interest expense, net	35.2	16.5	78.9	48.1
Other, net	7.9	(1.0)	7.7	(0.5)
Other expense, net	43.1	15.5	86.6	47.6
(Loss) income before taxes	(60.5)	43.7	40.0	135.2
Income tax (benefit) expense	(20.3)	11.4	2.9	31.6
Net (loss) income	$(40.2)	$32.3	$37.1	$103.6
Weighted-average common shares outstanding:
Basic	115.9	103.8	108.1	103.8
Diluted	115.9	105.1	109.5	105.1
(Loss) earnings per common share:
Basic	$(0.35)	$0.31	$0.34	$1.00
Diluted	$(0.35)	$0.31	$0.34	$0.99

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of March 28, 2020	As of June 29, 2019
ASSETS
Current assets:
Cash	$372.1	$14.7
Accounts receivable	1,304.4	1,227.3
Inventories, net	1,803.1	1,356.9
Prepaid expenses and other current assets	106.3	71.7
Total current assets	3,585.9	2,670.6
Goodwill	1,348.9	765.8
Other intangible assets, net	947.9	194.3
Property, plant and equipment, net	1,481.6	950.5
Operating lease right-of-use assets	440.8	-
Restricted cash and other assets	65.7	72.3
Total assets	$7,870.8	$4,653.5
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,372.9	$1,337.7
Accrued expenses and other current liabilities	561.0	343.3
Finance lease obligations-current installments	28.1	18.3
Operating lease obligations-current installments	83.3	-
Total current liabilities	2,045.3	1,699.3
Long-term debt	3,186.4	1,202.9
Deferred income tax liability, net	100.4	108.0
Finance lease obligations, excluding current installments	182.1	128.9
Operating lease obligations, excluding current installments	360.6	-
Other long-term liabilities	172.8	216.2
Total liabilities	6,047.6	3,355.3
Total shareholders’ equity	1,823.2	1,298.2
Total liabilities and shareholders’ equity	$7,870.8	$4,653.5

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Nine Months Ended March 28, 2020	Nine Months Ended March 30, 2019
Cash flows from operating activities:
Net income	$37.1	$103.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	185.8	112.3
Non-cash activities	71.5	30.0
Changes in operating assets and liabilities, net:
Accounts receivable	192.9	(63.6)
Inventories	(160.7)	(61.3)
Prepaid expenses and other assets	(27.2)	24.9
Trade accounts payable and outstanding checks in excess of deposits	(297.3)	82.6
Accrued expenses and other liabilities	15.5	32.0
Net cash provided by operating activities	17.6	260.5
Cash flows from investing activities:
Purchases of property, plant and equipment	(101.1)	(93.1)
Net cash paid for acquisition	(1,989.0)	(57.7)
Other	0.8	1.0
Net cash used in investing activities	(2,089.3)	(149.8)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	950.4	(81.7)
Proceeds from issuance of common stock	490.6	—
Borrowing of Notes due 2027	1,060.0	—
Payments under finance lease obligations	(16.9)	(9.3)
Cash paid for shares withheld to cover taxes	(7.9)	(7.5)
Cash paid for acquisitions	(7.2)	(3.5)
Repurchase of common stock	(5.0)	(9.3)
Cash paid for debt issuance, extinguishment and modifications	(37.5)	—
Other	3.0	1.2
Net cash provided by (used in) financing activities	2,429.5	(110.1)
Net increase in cash and restricted cash	357.8	0.6
Cash and restricted cash, beginning of period	25.4	17.8
Cash and restricted cash, end of period	$383.2	$18.4

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of March 28, 2020	As of June 29, 2019
Cash	$372.1	$14.7
Restricted cash(1)	11.1	10.7
Total cash and restricted cash	$383.2	$25.4

(1)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Nine Months Ended March 28, 2020	Nine Months Ended March 30, 2019
Cash paid during the year for:
Interest	$47.5	$43.6
Income taxes, net of refunds	28.5	3.2

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s financial performance or liquidity. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s ABL Facility and indentures (other than certain pro forma adjustments permitted under PFG’s ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. In the second quarter of fiscal 2020, and in anticipation of the Reinhart acquisition, PFG revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations.  Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	March 28, 2020	March 30, 2019	Change	%
Net (loss) income (GAAP)	$(40.2)	$32.3	$(72.5)	(224.5)
Interest expense, net	35.2	16.5	18.7	113.3
Income tax (benefit) expense	(20.3)	11.4	(31.7)	(278.1)
Depreciation	49.3	29.3	20.0	68.3
Amortization of intangible assets	50.0	10.4	39.6	380.8
EBITDA (Non-GAAP)	74.0	99.9	(25.9)	(25.9)
Non-cash items (A)	6.1	3.3	2.8	84.8
Acquisition, integration & reorganization charges (B)	36.9	1.3	35.6	2,738.5
Productivity initiatives and other adjustment items (C)	14.1	1.6	12.5	781.3
Adjusted EBITDA (Non-GAAP)	$131.1	$106.1	$25.0	23.6

Diluted earnings per share (GAAP)	$(0.35)	$0.31	$(0.66)	(212.9)
Adjustment for dilutive shares	0.01	—	0.01	NM
Impact of amortization of intangible assets (D)	0.43	0.10	0.33	330.0
Impact of non-cash items	0.05	0.03	0.02	66.7
Impact of acquisition, integration & reorganization charges	0.31	0.01	0.30	3,000.0
Impact of productivity initiatives and other adjustment items	0.12	0.02	0.10	500.0
Tax impact of adjustments	0.01	(0.05)	0.06	(120.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.58	$0.42	$0.16	38.1
A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $5.2 million and $3.8 million for the third quarter of fiscal 2020 and fiscal 2019, respectively. In addition, this includes a decrease in the last-in-first-out (“LIFO”) reserve of $0.6 million for both the third quarter of fiscal 2020 and third quarter of fiscal 2019.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Includes $5.8 million of development costs related to certain productivity initiatives the Company is no longer pursuing as a result of the Reinhart acquisition, as well as amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.

D.

Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  Prior year amounts have been revised to conform with the current year presentation.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Nine Months Ended
($ in millions, except share and per share data)	March 28, 2020	March 30, 2019	Change	%
Net income (GAAP)	$37.1	$103.6	$(66.5)	(64.2)
Interest expense, net	78.9	48.1	30.8	64.0
Income tax expense	2.9	31.6	(28.7)	(90.8)
Depreciation	118.3	83.7	34.6	41.3
Amortization of intangible assets	67.5	28.6	38.9	136.0
EBITDA (Non-GAAP)	304.7	295.6	9.1	3.1
Impact of non-cash items (A)	18.8	12.9	5.9	45.7
Impact of acquisition, integration & reorganization charges (B)	60.7	5.3	55.4	1,045.3
Impact of productivity initiatives and other adjustment items (C)	17.5	4.7	12.8	272.3
Adjusted EBITDA (Non-GAAP)	$401.7	$318.5	$83.2	26.1

Diluted earnings per share (GAAP)	$0.34	$0.99	$(0.65)	(65.7)
Impact of amortization of intangible assets (D)	0.62	0.27	0.35	129.6
Impact of non-cash items	0.17	0.12	0.05	41.7
Impact of acquisition, integration & reorganization charges	0.55	0.05	0.50	1,000.0
Impact of productivity initiatives and other adjustment items	0.16	0.04	0.12	300.0
Tax impact of above adjustments	(0.11)	(0.11)	—	-
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.73	$1.36	$0.37	27.2

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $14.0 million and $11.8 million for the first nine months of fiscal 2020 and fiscal 2019, respectively. In addition, this includes an increase in the LIFO reserve of $3.1 million and $1.1 million for the first nine months of fiscal 2020 and fiscal 2019, respectively.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Includes $5.8 million of development costs related to certain productivity initiatives the Company is no longer pursuing as a result of the Reinhart acquisition, as well as amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.

D.

Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  Prior year amounts have been revised to conform with the current year presentation.

(In millions)	Nine Months Ended March 28, 2020	Nine Months Ended March 30, 2019
Net cash provided by operating activities (GAAP)	$17.6	$260.5
Purchases of property, plant and equipment	(101.1)	(93.1)
Free cash flow (Non-GAAP)	$(83.5)	$167.4

Segment Results

The Company has two reportable segments:  Foodservice and Vistar.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	March 28, 2020	March 30, 2019	Change	%
Foodservice	$4,949.9	$3,795.2	$1,154.7	30.4
Vistar	2,049.2	892.1	1,157.1	129.7
Corporate & All Other	107.1	71.6	35.5	49.6
Intersegment Eliminations	(105.5)	(69.9)	(35.6)	(50.9)
Total net sales	$7,000.7	$4,689.0	$2,311.7	49.3

	Nine Months Ended
	March 28, 2020	March 30, 2019	Change	%
Foodservice	$12,728.2	$11,113.1	$1,615.1	14.5
Vistar	6,579.5	2,726.6	3,852.9	141.3
Corporate & All Other	265.7	210.7	55.0	26.1
Intersegment Eliminations	(261.1)	(206.0)	(55.1)	(26.7)
Total net sales	$19,312.3	$13,844.4	$5,467.9	39.5

EBITDA

	Three Months Ended
	March 28, 2020	March 30, 2019	Change	%
Foodservice	$91.7	$99.4	$(7.7)	(7.7)
Vistar	40.7	37.0	3.7	10.0
Corporate & All Other	(58.4)	(36.5)	(21.9)	(60.0)
Total EBITDA	$74.0	$99.9	$(25.9)	(25.9)

	Nine Months Ended
	March 28, 2020	March 30, 2019	Change	%
Foodservice	$309.3	$295.7	$13.6	4.6
Vistar	148.8	114.0	34.8	30.5
Corporate & All Other	(153.4)	(114.1)	(39.3)	(34.4)
Total EBITDA	$304.7	$295.6	$9.1	3.1